Evolus Appoints Allergan Aesthetics Head as President and Chief Executive Officer

David Moatazedi Has Proven and Extensive Track Record of Building Fast Growing Aesthetics Market

Led Entire U.S. Aesthetics Portfolio Including Botox® Cosmetic

Irvine, Calif., May 7 2018 – Evolus, Inc. (NASDAQ: EOLS) (“Evolus” or the “Company”), a lifestyle aesthetics company, announced that its board of directors has named David Moatazedi as President and Chief Executive Officer. Mr. Moatazedi joins Evolus from Allergan where he most recently served as Senior Vice President of U.S. Medical Aesthetics, leading the entire aesthetic portfolio of brands including Botox® Cosmetic, JUVEDERM® Collection, CoolSculpting®, KYBELLA®, SkinMedica®, Latisse®, Natrelle® and Alloderm®.   David joins Evolus as of May 6, 2018 and will succeed Murthy Simhambhatla, who has decided to pursue other options.

Mr. Moatazedi has nearly twenty years of commercial and executive experience building multiple market leading brands. David also led several acquisitions for Allergan, including LifeCell™ for $2.9B and ZELTIQ® Aesthetics for $2.5B.

Vikram Malik, Chairman of Evolus, stated, “David’s joining Evolus presents a major milestone for the Company as we move toward the commercialization of our first aesthetic product candidate, DWP-450 (PrabotulinumtoxinA), pending regulatory approval. David, at forty years of age, is an inspiring executive, having led one of the largest and fastest growing franchises within Allergan. We believe his joining further validates the promise of DWP-450 and our ability to compete in the fast-growing aesthetic market. We welcome David’s vision and passion.”

David Moatazedi, President and Chief Executive Officer of Evolus, said, “The aesthetics market is rapidly evolving, and I believe Evolus is optimally positioned to become the most dynamic and customer centric company solely dedicated to aesthetics. The team at Evolus has done a fantastic job in bringing forward what I believe will be the most exciting new product in aesthetics. I look forward to working with this talented group of professionals and completing the build out of a best in class leadership team.”

Mr. Malik continued, “The Board and I would like to thank Murthy for his leadership and for having successfully taken our company public. Murthy has been engaged in and supportive of this transition. We know that Murthy will have success in his next endeavor and we wish him all the best.”

Prior to Mr. Moatazedi’s thirteen years at Allergan he spent six years at Novartis Pharmaceuticals. He holds an MBA from Pepperdine University and a BA in Chemistry from California State University, Long Beach.

About PrabotulinumtoxinA
PrabotulinumtoxinA is a 900 kDa purified botulinum toxin type A complex. The product candidate's Biologics License Application (BLA) is currently under review by the U.S. Food and Drug Administration (FDA). The product candidate's Marketing Authorization Application (MAA) is currently also under review by the European Medicines Agency (EMA). The FDA application is for the temporary improvement in the appearance of moderate to severe glabellar lines associated with corrugator and/or procerus muscle activity in adults. The EMA application is for temporary improvement in the appearance of moderate to severe vertical lines between the eyebrows seen at maximum frown (glabellar lines), when the severity has an important psychological impact in adult patients.

About Evolus, Inc.
Evolus is a lifestyle aesthetics company dedicated to bringing advanced aesthetic procedures and treatments to physicians and consumers. Evolus focuses on the self-pay aesthetic market and its lead product candidate DWP-450 (prabotulinumtoxinA), an injectable 900 kDa purified botulinum toxin type A complex.

Evolus Contacts:

Investor Contact:
Brian Johnston, The Ruth Group
Tel: +1 646-536-7028
Email: IR@Evolus.com

Media:
Kirsten Thomas, The Ruth Group
Tel: +1-508-280-6592
Email: kthomas@theruthgroup.com